Exhibit 99.1

NEORX AND FDA REACH AGREEMENT ON STR PHASE III
REGISTRATION TRIAL THROUGH SPECIAL PROTOCOL ASSESSMENT

STR on Accelerated Approval Path

Management to Hold Conference Call at 1:00 pm EDT Today

Seattle, WA, October 1, 2003 — NeoRx Corporation (NASDAQ: NERX), a cancer therapeutics development company, today announced that it has reached agreement with the US Food and Drug Administration (FDA), under the Special Protocol Assessment (SPA) process, on the design of the phase III clinical trial for STR™ (Skeletal Targeted Radiotherapy) in patients with multiple myeloma, a cancer of the bone marrow.  NeoRx also confirmed with the FDA that a single phase III study is sufficient for registration of STR.  The Company expects to open the trial for patient enrollment in the first quarter of 2004.

The phase III trial planned under the SPA will be a randomized, controlled study of STR in patients with primary refractory multiple myeloma.  The trial is expected to enroll approximately 240 evaluable patients, half on the experimental arm and half on the control arm.  Patients on the experimental arm will receive STR plus the chemotherapy drug melphalan, followed by autologous stem cell transplantation.  Patients on the control arm will receive melphalan only, followed by transplantation.  The FDA accepted complete response at six months post-transplant as a surrogate endpoint for the study.  Acceptance of a surrogate endpoint places STR on the Accelerated Approval path.

The SPA process creates a binding written agreement between the sponsoring company and the FDA concerning pivotal trial design, clinical end points, study conduct, data analysis, and other clinical trial issues, and is intended to provide assurance that if pre-specified trial results are achieved, they may serve as the primary basis for an efficacy claim in support of a New Drug Application (NDA). Accelerated Approval is intended to make promising products for life-threatening diseases available earlier in the course of development, by allowing approval on the basis of a clinical endpoint other than patient survival.

“We are pleased that our collaborative interaction with the FDA has produced this outcome, and we look forward to beginning the phase III study.  Having qualified for Accelerated Approval should appreciably shorten the clinical development timeline for STR, while the Special Protocol Assessment provides a clear path to marketing approval, if the phase III results are positive.  We plan to discuss with the FDA the availability and timing of additional regulatory provisions that could further expedite the approval process for STR, including Fast Track and Priority Review,” said Jack L. Bowman, CEO and Chairman.

NeoRx previously reported phase I/II results for STR plus melphalan and autologous stem cell transplantation in 83 evaluable patients with multiple myeloma, treated at various doses of STR and various doses of melphalan.  Among the 83 phase I/II patients were 22 with primary refractory disease, five (23%) of whom achieved a complete response (CR) to therapy.  Eight patients with primary refractory disease were treated at the 200 mg / m2 dose of melphalan that will be used in the upcoming phase III trial.  All eight patients (100%) achieved disease stabilization or better, including two patients (25%) with a CR and one patient with a Very Good Partial Response (VGPR).  All response assessments were made by an independent expert using rigorous, internationally accepted criteria.

“Primary refractory patients are a particularly challenging population, as they have failed to achieve a response to at least one regimen of chemotherapy.  Historically, when these patients are conditioned with melphalan alone prior to transplant, the CR rate is only about 7%.  In multiple myeloma, increasing the CR rate is the key to prolonging progression-free and overall patient survival.  The results we have achieved to date suggest that STR can substantially increase the CR rate,” said Karen Auditore-Hargreaves, PhD, Chief Operating Officer.

STR is a targeted therapeutic comprised of a small-molecule bone-seeking agent coupled to the radionuclide holmium-166.  In addition to multiple myeloma, STR also may have potential for treating leukemias, lymphomas, and bone metastases of breast, prostate, and other cancers.  NeoRx intends to produce STR for the phase III study at its radiopharmaceutical manufacturing facility in Denton, TX, and has begun preparations to ramp up operations at that facility.

Conference Call:

NeoRx invites you to participate in an investor conference call to discuss this announcement beginning at 1:00 pm EDT, 10:00 am PDT today.  Individuals interested in listening to the conference call may do so by dialing (888) 803-8271 for domestic callers, or (706) 634-2467 for international callers.  A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering pass code 3118846.  The live conference call also will be available via the Internet at www.neorx.com, and a recording of the call will be available on the Company’s Web site for 14 days following the completion of the call.

NeoRx is a cancer therapeutics company developing products for targeted delivery of anti-cancer agents, including radiopharmaceuticals, to tumor sites.

This release contains forward-looking statements relating to the development of the Company’s products and future operating results that are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected.  The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking.  These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.  Factors that could affect the Company’s actual results include conditions in the capital markets in general and in the life science sector in particular, specifically those that may affect potential financing sources for the development of NeoRx’s business, the progress and costs of clinical trials and the timing of regulatory approvals, the availability of clinical materials from third-party suppliers, NeoRx’s ability to manufacture STR in a timely and cost-effective manner and commercialize products and other risks and uncertainties described in NeoRx’s current and periodic reports filed with the Securities and Exchange Commission, including NeoRx’s Annual Report on Form 10-K for the year ended December 31, 2002 and its latest Quarterly Report on Form 10-Q.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

NeoRx and STR are registered trademarks or trademarks of NeoRx Corporation in the United States and/or foreign countries.

© 2003 NeoRx Corporation. All Rights Reserved.

For Further Information:

NeoRx Corporation	Lippert/Heilshorn & Associates, Inc.
Melinda G. Kile	Jody Cain (jcain@lhai.com)
Vice President, Finance	Bruce Voss (bvoss@lhai.com)
(206) 286-2501	(310) 691-7100